Exhibit 99.1

Oncobiologics Appoints Lawrence A. Kenyon as President and CEO

CRANBURY, N.J., August 2, 2018 – Oncobiologics, Inc. (NASDAQ:ONS) today announced that Lawrence A. Kenyon, its Chief Financial Officer (CFO) and Corporate Secretary, has been appointed to the role of President and Chief Executive Officer (CEO), and has joined the Company’s Board of Directors as a Class II Director. Mr. Kenyon will remain as CFO until a replacement is appointed.

"On behalf of the Oncobiologics board of directors, we are very pleased to name Larry as President and CEO as well as his appointment to the board of directors,” said Randy Thurman, Oncobiologics’ Executive Chairman.  “Larry's experience and demonstrated leadership are an ideal fit for Oncobiologics as we move our lead program into the clinic and address the other strategies instrumental to the company's success.  The company's senior leadership team is an ideal complement to Larry's background and represents one of the best in the biopharma industry."

Mr. Kenyon was appointed interim CEO at Oncobiologics in June 2018 after he joined Oncobiologics as CFO and corporate secretary in September 2015. He is an experienced industry executive with nearly 20 years of leadership in the life sciences industry, including previous positions as CFO and chief operating officer (COO) of Arno Therapeutics, Inc., interim president and CEO, CFO and Secretary of Tamir Biotechnology, Inc., Executive Vice President and CFO of Par Pharmaceutical Companies, Inc., CFO and COO of Alfacell Corporation, and Executive Vice President and chief financial officer of NeoPharm, Inc.

“I am honored by the trust and confidence shown by the board,” said Mr. Kenyon. “Our lead asset, ONS-5010, presents an exciting opportunity to meet the need for an important and affordable therapeutic option for patients. I look forward to working with the board and our very talented senior leadership team to execute on our strategy to maximize value for all Oncobiologics stockholders.”

About Oncobiologics, Inc. and its BioSymphony™ Platform
Oncobiologics is a clinical-stage biopharmaceutical company focused on identifying, developing, manufacturing and commercializing complex monoclonal antibody (mAb) therapeutics. Oncobiologics is advancing a pipeline of innovative and biosimilar product candidates, three of which are currently in, or about to enter, clinical development. By leveraging its proprietary BioSymphony™ Platform, Oncobiologics is able to produce high-quality innovative and biosimilar mAb candidates in an efficient and cost-effective manner. The BioSymphony engine is particularly suitable for developing technically challenging and commercially attractive mAbs to meet the need for clinically important yet affordable drugs. The BioSymphony Platform is used for both in-house programs as well as engaging spare capacity to provide external contract development and manufacturing services. Led by a team of biopharmaceutical experts, Oncobiologics operates from a state-of-the-art fully integrated research, development, and manufacturing facility in Cranbury, New Jersey. For more information, please visit www.oncobiologics.com.

CONTACTS:

Oncobiologics:
Lawrence A. Kenyon
LawrenceKenyon@oncobiologics.com

Media & Investors:
Jeremy Feffer
Managing Director
LifeSci Advisors, LLC
T: 212.915.2568
jeremy@lifesciadvisors.com